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------
FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*  |2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
Shanti        Abdallah       F            |   9-1-02                                                     |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
                                          |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |   American Axle & Manufacturing       |
1840 Holbrook Avenue                      |   (Voluntary)        |   Holdings, Inc. - AXL                |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
Detroit           MI             48212    |                      |           Director       10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |       X   Officer (give title below)  |  ----- One Reporting
                                                                       ----- Vice President                       Person
                                                                       Procurement, Information                   Form file by
                                                                       Technology & CIO                     ----- More than one
                                                                             Other (specify below)                Reporting Person
                                                                       -----
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  |2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4)  |   and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                        |   (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                        |                       |                                      |   Derivative  |   Security: |   Ownership
                        |                       |                                      |   Security    |   Direct    |   (Instr. 5)
                        |                       |                                      |               |   (D) or    |
                        |-----------------------|--------------------------------------|               |   Indirect  |
                        |           |           |                       | Amount or    |               |   (I)       |
                        |Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                        |Exercisable| Date      |  Title                | Shares       |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Option   |   (1)     | 12/7/09   |  Common Stock         | 35,000       |  $13.13       |   D         |
(Right to Buy)          |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
Employee Stock Option   |   (2)     |  4/2/11   |  Common Stock         |  7,000       |  $ 8.85       |   D         |
(Right to Buy)          |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
Employee Stock Option   |   (3)     | 1/23/12   |  Common Stock         | 12,000       |  $24.15       |   D         |
(Right to Buy)          |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
------------------------|-----------|-----------|-----------------------|--------------|---------------|-------------|--------------
                        |           |           |                       |              |               |             |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:

(1) In December 1999, the reporting person was granted an option to purchase 70,000 shares of common stock. The options vest in four annual installments beginning on December 7, 2000. No options are vested under this award.

(2) In April 2001, the reporting person was granted an option to purchase 10,000 shares of common stock. The options vest in three annual installments beginning on April 2, 2002. A total of 300 options are vested under this award.

(3) In March 2002, the reporting person was granted an option to purchase 12,000 shares of common stock. The options vest in three annual installments beginning on January 23, 2003.

                                                                                          /s/ Michael K. Simonte             8/29/02
                                                                                          ---------------------------------  -------
                                                                                          **Signature of Reporting Person     Date

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)
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                               POWER OF ATTORNEY

         Know all men by these presents that ABDALLAH F. SHANTI does hereby make, constitute and appoint Patrick S. Lancaster and Michael K. Simonte as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, and each such attorney-in-fact may act independently, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and in any other corporate or partnership capacity the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of ABDALLAH F. SHANTI in the common stock of American Axle & Manufacturing Holdings, Inc. (including any amendments or supplements to any reports or schedules previously filed by such person) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation Schedules 13D and statements on Form 3, Form 4 and Form 5.

                                          /s/ ABDALLAH F. SHANTI
                                          -----------------------------------
                                          Name: ABDALLAH F. SHANTI

Dated as of August 23, 2002

State of Michigan
County of Wayne

         On August 23, 2002, before me, the undersigned, a Notary Public of said State, duly commissioned and sworn, personally appeared ABDALLAH F. SHANTI proved to me on the basis of satisfactory evidence to be the person who executed the within instrument in his individual capacity.

         In witness whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

                                            Notary Public

        RICHARD G. RAYMOND                  /s/ RICHARD G. RAYMOND
  NOTARY PUBLIC, WAYNE COUNTY, MI           ------------------------------------
MY COMMISSION EXPIRES JAN. 1, 2004                  RICHARD G. RAYMOND
                                              NOTARY PUBLIC, WAYNE COUNTY, MI
                                            MY COMMISSION EXPIRES JAN. 1, 2004